Exhibit 99.1
A.H. Belo Corporation

FOR IMMEDIATE RELEASE
Friday, January 16, 2009
3:00 P.M. CST
DIRECTOR LOUIS E. CALDERA
RESIGNS TO JOIN OBAMA WHITE HOUSE
     DALLAS – Newspaper publisher A. H. Belo Corporation (NYSE: AHC) announced that Louis E. Caldera, a director of Belo Corp. from 2000–2008 and A. H. Belo since February 2008, has resigned from the Board of Directors effective today as a result of his appointment by President-elect Barack Obama as Assistant to the President and Director of the White House Military Office.
     A. H. Belo’s Lead Director, J. McDonald Williams, and Chief Executive Officer Robert W. Decherd praised Caldera’s contributions to the Company. “Louis has brought unusually valuable perspective to Belo Corp. and A. H. Belo. His service as Audit Committee chair of A. H. Belo necessitated a significant commitment of time and energy in connection with the Company’s spin-off from Belo Corp. last year. Louis’ fellow directors wish him the best as he re-engages in the service of our country.”
     Williams will serve as chair of the Audit Committee on an interim basis. Caldera’s departure reduces the size of the A. H. Belo Board to seven.
     Caldera has had a distinguished 30-year career as a soldier, lawyer, legislator, high-ranking government official, university president and professor of law. In 1992, Caldera was elected to the California State Assembly, and later served in the Clinton administration. From 1997 to 1998, Caldera was managing director and chief operating officer for the Corporation for National and Community Service. From 1998 to 2001, he served as the nation’s 17th Secretary of the Army. He has served as a vice chancellor for the California State University system and president of the University of New Mexico, after which he joined the faculty of the UNM School of Law as a tenured professor.
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Director Louis Caldera Resigns
January 16, 2009
Page Two
Caldera is a graduate of the U. S. Military Academy at West Point and earned his law and business degrees at Harvard University in 1987, later practicing law in Los Angeles.
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC) headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, young adults and the fast-growing Hispanic market. The Company’s partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting Maribel Correa, director/Investor Relations, at 214-977-2702.